                                                              EXHIBIT (a)(1)(vi)

     Notice sent by the Partnership to Limited Partners dated July 23, 2001

                      NTS-PROPERTIES III LETTERHEAD

July 23, 2001

Dear NTS-Properties III Investor:

        The Purchase Price for the Offer to Purchase Interests of

                NTS-Properties III Has Been Increased to

                          $285.00 per Interest!

     On June 25, 2001, NTS-Properties III, along with our affiliate,  ORIG, LLC, offered to purchase for cash our outstanding limited partnership  interests at a purchase price of $250 per interest (this offer is referred to in this notice as
"our  offer").  We have  recently  become aware of a tender offer made by Equity
Resources Group,  Inc. at a price of $275 per interest.  NTS- Properties III and
ORIG are now  increasing  our purchase  price from $250 per interest to $285 per interest.  If all conditions to our offer are  satisfied,  payment for interests will be mailed on or about  October 2, 2001.  The  expiration  date of our offer will  remain  midnight  Eastern  Standard  Time  on  September  25,  2001.  This
transaction  will be dated prior to  year-end;  therefore,  if you tender in our offer your Schedule K-1 for the year 2001 will be your final K-1.

     If you have  already  submitted  paperwork  to tender  your  interests,  no additional paperwork is required.  You will automatically  receive the increased price of $285.  Please  note that we will not  impose  any fees or  expenses  in connection  with our offer. If you have not submitted your paperwork and wish to do so, you have until 11:59 p.m. Eastern Standard Time on Tuesday, September 25,
2001 to receive the purchase price of $285 per interest.

     We understand that the abundance of mail received in connection with tender offers can be very confusing. However, it is important that you carefully review all materials  received  before signing and returning  documents.  We are making every effort to respond promptly once we learn of offers from outside companies.
(Our current  offer of $285 is the highest offer that we are aware of as of this current date).

     On July 18, 2001,  Equity Resources Group,  Inc. sent its notice to limited partners  offering to purchase  their  interests for cash at a purchase price of
$275 per  interest.  We have a conflict of interest  in  connection  with Equity
Resources  Group,  Inc.'s  offer  because it  competes  with our  offer.  We are therefore  remaining  neutral and not expressing an opinion regarding the Equity
Resources  Group,  Inc.  offer.  However,  we wish to note  that  the  increased purchase price of $285 in our offer exceeds  Equity's  offering price by $10 per interest.

     For your  convenience,  we are enclosing a revised  Letter of  Transmittal, which may be used to tender your  interests in our offer.  In addition,  a form,
Notice  of  Withdrawal,  is  enclosed  in the event  you have  already  tendered interests in the Equity Resource  Group,  Inc.'s offer and wish to withdraw some or all of the  interests  tendered  in the Equity  offer in order to tender them pursuant to our offer.  The Equity offer states that for a withdrawal  of tender of  interests  in that  offer to be  effective,  it must be  received  by Equity
Resources Group,  Inc. before the expiration date of the Equity offer,  which is
August 16, 2001.

     Please  note  that the  terms  and  conditions  set  forth in the  Offer to
Purchase and the related Letter of Transmittal are applicable in all respects to our offer.  This notice should be read in conjunction with the Offer to Purchase and the Letter of  Transmittal  dated  June 25,  2001.  If you have any  further questions regarding this offer,  please call (800) 928-1492,  extension 544. Our offer will expire on  September  25, 2001,  unless  extended.  Payments  will be mailed no later than October 2, 2001.